|DRESSER-RAND logo|                               1200 West Sam Houston Pkwy. N.
                                                            Houston, Texas 77043
                                                            www.dresser-rand.com


For Immediate Release                                               NEWS RELEASE
--------------------------------------------------------------------------------

       Dresser-Rand Reports Third Quarter 2007 Net Income of $21.3 million or $0.25 per Share

o Revenues of $389.3 million and $1,144.9 million for the three and nine months ended September 30, 2007 increased 25.5% and 11.6%, respectively, compared to the corresponding periods in 2006
o Operating income was $36.4 million and $119.4 million for the three and nine months ended September 30, 2007, respectively
o Net cash provided by operating activities was $187.7 million for the nine months ended September 30, 2007, an increase of 103.8% compared to the corresponding period in 2006
o Bookings for the twelve months ended September 30, 2007 of $2,137.2 million increased 26.2% compared to bookings for the twelve months ended September 30, 2006
o     Backlog increased 48.0% from September 30, 2006 to $1,750.8 million


Results Summary (dollars in millions, except per share data):


                                                       Three Months Ended Sept.       Nine Months Ended Sept.
                                                     ---------------------------   ---------------------------
                                                         2007           2006           2007           2006
                                                     ------------   ------------   ------------   ------------
Total revenues                                       $      389.3   $      310.3   $    1,144.9   $    1,025.8
Operating income*                                    $       36.4   $       48.4   $      119.4   $      105.8
* Operating  income includes:
   Stock based compensation expense - exit units               --             --             --   $       16.8
   Curtailment (gain)                                          --             --             --         ($11.8)
Income before income taxes                           $       32.7   $       38.4   $       98.5   $       75.8
Net income                                           $       21.3   $       22.9   $       62.9   $       45.9
Diluted EPS                                          $       0.25   $       0.27   $       0.74   $       0.54
Shares used to compute diluted EPS (000)                   85,693         85,457         85,536         85,450
Total bookings                                       $      496.2   $      483.3   $    1,581.0   $    1,282.7
Total backlog                                        $    1,750.8   $    1,183.0   $    1,750.8   $    1,183.0


Houston, TX, October 30, 2007 - Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $21.3 million, or $0.25 per diluted share, for the third quarter 2007. This compares to a net income of $22.9 million, or $0.27 per diluted share, for the third quarter 2006.

Vincent R. Volpe, Jr., President and Chief Executive Officer of Dresser-Rand, said, "Consistent with the information contained in our October 3, 2007 news release, there are two items which affected our third quarter 2007 results. Costs and margin related to deferred sales associated with the work stoppage at our Painted Post facility were approximately $20 million, which was higher than the originally anticipated range of $12 to $18 million. As we continue to hire permanent replacement workers and extend subcontracting, the associated financial impact of the strike will continue to be reduced and we believe will not be of a material nature in 2008.

"Additionally, we expected a stronger recovery in aftermarket bookings and shipments than experienced. This shortfall is principally due to a delay attributable to changes in the procurement and budgeting processes of certain national oil company clients. The impact of this shortfall on bookings in the first nine months of 2007, which we believe was one of timing rather than lost market share, was approximately $43 million compared to the corresponding nine month period in 2006. Excluding the specific national oil companies involved, the rest of the aftermarket bookings have grown from $531.5 million in 2006 to $574.4 million in 2007 or 8.1%. We do see signs of recovery with one national oil company with which we are presently negotiating a three year blanket purchase agreement initially valued at approximately $50 million in aftermarket parts and services. This agreement would essentially pre-approve the operating budget and, thereby, shorten the approval process. We expect this agreement to be signed in the fourth quarter of this year. In light of the above, we believe that the year-to-date aftermarket sales shortfall will be at least partially recovered in the fourth quarter."

Market conditions remain strong in both new unit and aftermarket business segments. In the third quarter 2007, total revenues increased 25.5%, bookings increased 2.7% and backlog grew 48.0% over the prior year period.

Total revenues for the third quarter 2007 of $389.3 million increased $79.0 million or 25.5% compared to $310.3 million for the third quarter 2006. Total revenues for the nine months ended September 30, 2007, of $1,144.9 million increased $119.1 million or 11.6% compared to revenues of $1,025.8 million for the corresponding period in 2006.

Operating income for the third quarter 2007 was $36.4 million. This compares to operating income of $48.4 million for the third quarter 2006. Third quarter 2007 operating income decreased from the year ago quarter primarily due to the adverse impact of a work stoppage at the Company's Painted Post facility in New York State. The Company estimates the work stoppage reduced its operating income for the third quarter 2007 by approximately $20 million, which includes approximately $10 million higher costs principally for temporary workers and $10 million for margin related to deferred sales.

Operating income for the nine months ended September 30, 2007, was $119.4 million. This compares to operating income of $105.8 million for the corresponding period in 2006. Operating income increased from the year ago nine month period primarily due to higher sales which was partially offset by the work stoppage at the Painted Post facility.

Bookings for the third quarter 2007 were $496.2 million, which was $12.9 million or 2.7% higher than the third quarter 2006. Bookings for the nine and twelve months ended September 30, 2007, of $1,581.0 million and $2,137.2 million, respectively, were 23.3% and 26.2% higher than the bookings for the corresponding periods ended September 30, 2006.

The backlog at the end of September 2007, was $1,750.8 million or 48.0% higher than the backlog at the end of September 2006 of $1,183.0 million.

New Units Segment

New unit revenues for the third quarter 2007 of $194.0 million compared to $113.7 for the third quarter 2006. New unit revenues for the nine months ended September 30, 2007, of $540.6 million compared to $501.0 million for the corresponding period in 2006. Overall demand for rotating equipment remains strong in all key markets.

New unit operating income was $12.0 million for the third quarter 2007 compared to operating income of $11.4 million for the third quarter 2006. This segment's operating margin was 6.2% compared to 10.0% for the third quarter 2006. The decrease in this segment's operating results was primarily attributable to the work stoppage at the Painted Post facility. The Company estimates the work stoppage reduced this segment's third quarter 2007 operating income by approximately $8 to $9 million and its operating margin by approximately 300 to 350 basis points.

New unit operating income was $34.0 million for the nine months ended September 30, 2007, compared to operating income of $24.7 million for the corresponding period in 2006. This segment's operating margin for the nine months ended September 30, 2007, was 6.3% compared to 4.9% for the corresponding nine month period in 2006. The increases from the corresponding periods in 2006 were attributable to higher sales partially offset by the the work stoppage at the Painted Post facility. The Company estimates the work stoppage reduced this segment's operating margin by approximately 100 to 150 basis points for the nine months ended September 30, 2007.

Bookings for the three months ended September 30, 2007, of $285.1 million were 2.8% higher than bookings for the corresponding period in 2006. New unit bookings included a $33.5 million order for four reciprocating compressors, two centrifugal compressors, and two steam turbines for Valero's refinery expansion projects.

Bookings for the nine and twelve months ended September 30, 2007, of $973.0 million and $1,300.4 million, respectively, were 44.2% and 46.4% higher than the bookings for the corresponding periods ended September 30, 2006.

The backlog at September 30, 2007, of $1,456.7 million was 61.8% above the $900.3 million backlog at September 30, 2006. This increase was due to continuing strong worldwide demand for rotating equipment.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the third quarter 2007 of $195.3 million compared to $196.6 for the third quarter 2006. Aftermarket parts and services revenues for the nine months ended September 30, 2007, of $604.3 million compared to $524.8 for the corresponding period in 2006. While the market overall continues to be strong, revenues in 2007 have been affected adversely, but the Company believes temporarily, by changes in the procurement process and a delay in budget appropriations for certain of the Company's national oil company clients.

Aftermarket operating income for the third quarter 2007 of $43.1 million compared to $51.9 million for the third quarter 2006. This segment's operating margin for the third quarter of 2007 of approximately 22.1% compared to 26.4% for the third quarter 2006. The decrease in this segment's operating results was principally due to the the work stoppage at the Painted Post facility. The Company estimates the work stoppage reduced this segment's third quarter 2007 operating income by approximately $11 to 12 million and its operating margin by approximately 400 to 450 basis points.

Aftermarket operating income for the nine months ended September 30, 2007, of $143.2 million compared to $131.8 million for the corresponding period in 2006. The increase in operating income from the corresponding nine month period in 2006 was attributable to higher sales for parts and services partially offset by the adverse impact of the work stoppage at the Painted Post facility. This segment's operating margin of approximately 23.7% compared to 25.1% for the corresponding period in 2006. The Company estimates the work stoppage reduced this segment's operating margin by approximately 100 to 150 basis points for the nine months ended September 30, 2007.

Bookings for the three months ended September 30, 2007, of $211.1 million were 2.5% above bookings for the corresponding period in 2006 of $206.0 million. Bookings for the nine and twelve months ended September 30, 2007 of $608.0 million and $836.8 million, respectively, compared to bookings of $607.8 million and $804.4 million, respectively, for the corresponding periods ended September 30, 2006. Bookings have been affected adversely, but the Company believes temporarily, by changes in the procurement process and a delay in budget appropriations for certain of the Company's national oil company clients.

The backlog at September 30, 2007, of $294.1 million compared to the backlog of $282.7 million at September 30, 2006.

Liquidity and Capital Resources

As of September 30, 2007, cash and cash equivalents totaled $184.0 million and borrowing availability under the Company's $500 million senior secured credit facility was $306.6 million, as $193.4 million was used for outstanding letters of credit.

In the first nine months of 2007, cash provided by operating activities was $187.7 million compared to $92.1 million for the corresponding period in 2006. The increase of $95.6 million in net cash provided by operating activities was principally from changes in working capital and improved operating performance. In the first nine months of 2007, capital expenditures totaled $15.0 million and the Company prepaid $137.1 million of its outstanding indebtedness under its senior secured credit facility. As of September 30, 2007, total debt was $370.0 million and total debt net of cash and cash equivalents was approximately $186.0 million.

In August 2007, the Company amended its senior secured credit facility. The amended credit facility is a five year, $500 million revolving credit facility. The amendment increased the size of the facility by $150 million, lowered borrowing costs 50 basis points to LIBOR plus 150 basis points at present leverage and extended the maturity date from October 29, 2009 to August 30, 2012. The amendment also reduced the commitment fee from 37.5 basis points to
30.0 basis points.

Painted Post Labor Agreement

The labor agreement covering approximately 400 represented employees at the Company's Painted Post facility in New York expired August 3, 2007. There was no agreement reached resulting in a continuing work stoppage. The Company implemented a multiphase contingency plan that has been designed to allow for uninterrupted service to its clients. The Company estimates the work stoppage reduced its operating income for three and nine months ended September 30, 2007, by approximately $20 million, which includes approximately $10 million in higher costs, principally for temporary workers, and $10 million for margin related to deferred sales. While the work stoppage has resulted in higher costs and deferred sales, the Company maintains its commitment to the long-term improvement of its operations and believes any short-term adverse impacts to its business are worth incurring for whatever period necessary to meet its long-term objectives.

Contingency plan update:

   1. Approximately 180 temporary replacement workers have been contracted since the first week of the work stoppage. Temporary workers will be reduced as the Company continues recruiting permanent replacement workers and extends subcontracting.
   2. The Company has begun the process of operating with a permanent workforce in Painted Post, which currently stands at 75 employees. This total includes both recently hired permanent workers and bargaining unit employees who have chosen to return to work.
   3. Additionally, another twenty-five applicants have been offered employment and are expected to begin training in early November, bringing the total in-plant permanent workforce to approximately 100.
   4. Subcontracting has grown to approximately 35% of Painted Post's labor hours and will continue, replacing the work of approximately 150 people by year-end 2007.
   5. Quality products continue to be shipped starting with the second week of the work stoppage.
   6. Production capacity will continue to ramp-up due to the above planned actions.

Outlook

Demand for rotating equipment and aftermarket parts and services continues to be strong but aftermarket bookings and revenues continue to be adversely, but the Company believes temporarily, impacted by changes in the procurement process approval cycle and a delay in the budget appropriations for certain of its national oil company clients. The backlog of orders has continued to increase to record levels. At September 30, 2007, 72.4% of the backlog of $1,750.8 million is scheduled to ship in 2008 and beyond.

The Company believes that its 2007 operating income will be in the range of $205 million to $225 million, including a potential FAS 106 non-cash curtailment gain related to the work stoppage of approximately $8 million to $12 million.

Conference Call

The Company will discuss its third quarter 2007 results at its conference call on October 31, 2007 at 8:30 a.m. Eastern Time. A webcast presentation will be accessible contemporaneously. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing
(888) 765-5579 in the U.S. and (913) 312-0823 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 10:30 a.m. Eastern Time on October 31, 2007 through 11:59 PM Eastern Time on November 7, 2007. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 5364790.

                                ****************

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway and India, and maintains a network of 27 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning the Company's plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, executive compensation and other information that is not historical information. The words "anticipates," "believes," "expects," "intends," and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from, any future acquisitions; economic, political, currency and other risks associated with international sales and operations; loss of senior management; the Company's brand name may be confused with others; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; ability to operate as a stand-alone company; unexpected product claims and regulations; and infringement on its intellectual property or infringement on others' intellectual property. These and other risks are discussed in greater detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Company Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

                             Dresser-Rand Group Inc.
                        Consolidated Statement of Income
                   (Unaudited; dollars in millions except per
                     share amounts and shares in thousands)


                                                            Three months ended            Nine months ended
                                                              September 30,                 September 30,
                                                     ----------------------------    ----------------------------
                                                         2007            2006            2007            2006
                                                     ------------    ------------    ------------    ------------

Net sales of products                                $      317.0    $      244.2    $      913.7    $      823.5
Net sales of services                                        72.3            66.1           231.2           202.3
                                                     ------------    ------------    ------------    ------------
  Total revenues                                            389.3           310.3         1,144.9         1,025.8
                                                     ------------    ------------    ------------    ------------
Cost of products sold                                       240.8           165.7           674.2           621.5
Cost of services sold                                        50.1            45.3           161.8           141.5
                                                     ------------    ------------    ------------    ------------
  Total cost of products and services sold                  290.9           211.0           836.0           763.0
                                                     ------------    ------------    ------------    ------------
   Gross profit                                              98.4            99.3           308.9           262.8
Selling and administrative expenses (nine months
  ended September 30, 2006 amount include $16.8
  of stock based compensation - exit units)                  57.6            48.4           179.4           161.0
Research and development expenses                             4.4             2.5            10.1             7.8
Curtailment (gain)                                             --              --              --           (11.8)
                                                     ------------    ------------    ------------    ------------
   Income from operations                                    36.4            48.4           119.4           105.8
                                                     ------------    ------------    ------------    ------------
Interest expense, net                                        (9.3)          (11.0)          (30.2)          (37.0)
Other income, net                                             5.6             1.0             9.3             7.0
                                                     ------------    ------------    ------------    ------------
   Income before income taxes                                32.7            38.4            98.5            75.8
Provision for income taxes                                   11.4            15.5            35.6            29.9
                                                     ------------    ------------    ------------    ------------
   Net income                                        $       21.3    $       22.9    $       62.9    $       45.9
                                                     ============    ============    ============    ============
Net income per common share-basic and diluted        $       0.25    $       0.27    $       0.74    $       0.54
                                                     ============    ============    ============    ============
Weighted average shares outstanding
   Basic                                                   85,472          85,457          85,466          85,450
                                                     ============    ============    ============    ============
   Diluted                                                 85,693          85,457          85,536          85,450
                                                     ============    ============    ============    ============


                            Dresser-Rand Group Inc.
                           Consolidated Segment Data
                        (Unaudited; dollars in millions)


                                  Three months ended             Nine months ended
                                    September 30,                   September 30,
                              --------------------------      --------------------------
                                 2007            2006            2007           2006
                              ----------      ----------      ----------      ----------
Revenues
New units                     $    194.0      $    113.7      $    540.6      $    501.0
Aftermarket parts and
 services                          195.3           196.6           604.3           524.8
                              ----------      ----------      ----------      ----------
Total revenues                $    389.3      $    310.3      $  1,144.9      $  1,025.8
                              ==========      ==========      ==========      ==========

Gross profit
 New units                    $     29.7      $     24.0      $     86.0      $     65.9
 Aftermarket parts and
  services                          68.7            75.3           222.9           196.9
                              ----------      ----------      ----------      ----------
   Total gross profit         $     98.4      $     99.3      $    308.9      $    262.8
                              ==========      ==========      ==========      ==========

Operating Income
New units                     $     12.0      $     11.4      $     34.0      $     24.7
Aftermarket parts and
 services                           43.1            51.9           143.2           131.8
Unallocated expense                (18.7)          (14.9)          (57.8)          (50.7)
                              ----------      ----------      ----------      ----------
Total operating income        $     36.4      $     48.4      $    119.4      $    105.8
                              ==========      ==========      ==========      ==========

Bookings
 New units                    $    285.1      $    277.3      $    973.0      $    674.9
  Aftermarket parts and
   services                        211.1           206.0           608.0           607.8
                              ----------      ----------      ----------      ----------
    Total bookings            $    496.2      $    483.3      $  1,581.0      $  1,282.7
                              ==========      ==========      ==========      ==========

Backlog - ending
 New units                    $  1,456.7      $    900.3      $  1,456.7      $    900.3
  Aftermarket parts and
   services                        294.1           282.7           294.1           282.7
                              ----------      ----------      ----------      ----------
    Total backlog             $  1,750.8      $  1,183.0      $  1,750.8      $  1,183.0
                              ==========      ==========      ==========      ==========


                            Dresser-Rand Group Inc.
                           Consolidated Balance Sheet
                        (Unaudited; dollars in millions)


                                                             September 30,  December 31,
                                                                  2007         2006
                                                               ----------   ----------
                                     Assets
Current assets
 Cash and cash equivalents                                     $    184.0   $    146.8
 Accounts receivable, less allowance for doubtful
  accounts of $7.1 at 2007 and $6.1 at 2006                         236.1        305.1
Inventories, net                                                    245.7        183.0
Prepaid expenses                                                     30.5         20.2
Deferred income taxes                                                13.8         13.9
                                                               ----------   ----------
  Total current assets                                              710.1        669.0

Property, plant and equipment, net                                  216.0        223.1
Goodwill                                                            443.8        410.5
Intangible assets, net                                              443.2        446.9
Other assets                                                         21.4         21.8
                                                               ----------   ----------
  Total assets                                                 $  1,834.5   $  1,771.3
                                                               ==========   ==========

                      Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable and accruals                                 $    321.6   $    303.7
 Customer advance payments                                          217.1        137.4
 Accrued income taxes payable                                        11.0         30.3
 Loans payable                                                         --          0.1
                                                               ----------   ----------
  Total current liabilities                                         549.7        471.5
Deferred income taxes                                                36.3         26.5
Postemployment and other employee benefit liabilities               112.3        113.7
Long-term debt                                                      370.0        505.6
Other noncurrent liabilities                                         28.2         22.1
                                                               ----------   ----------
  Total liabilities                                               1,096.5      1,139.4
                                                               ----------   ----------
Stockholders' equity
 Common stock                                                         0.9          0.9
 Additional paid-in capital                                         525.9        518.8
 Retained earnings                                                  185.9        123.1
 Accumulated other comprehensive income (loss)                       25.3        (10.9)
                                                               ----------   ----------
  Total stockholders' equity                                        738.0        631.9
                                                               ----------   ----------
  Total liabilities and stockholders' equity                   $  1,834.5   $  1,771.3
                                                               ==========   ==========

                            Dresser-Rand Group Inc.
                      Consolidated Statement of Cash Flows
                        (Unaudited; dollars in millions)


                                                                           Nine Months
                                                                       ended September 30,
                                                                     ------------------------
                                                                       2007           2006
                                                                     --------        --------
Cash flows from operating activities
 Net income                                                          $   62.9        $   45.9
 Adjustments to arrive at net cash provided by operating
  activities:
   Depreciation and amortization                                         36.4            38.6
   Stock-based compensation                                               6.8            18.3
   Amortization of debt financing costs                                   6.1             3.9
   Deferred income taxes                                                  5.6            13.0
   Provision for losses on inventory                                      1.0             1.0
   Gain on sale of property, plant and equipment                         (0.4)             --
   Curtailment gain                                                        --           (11.8)
   Working capital and other
    Accounts receivable                                                  77.0            44.0
    Customer advances                                                    72.0            12.0
    Accounts payable                                                    (14.9)          (28.8)
    Inventories                                                         (53.1)          (42.9)
    Other                                                               (11.7)           (1.1)
                                                                     --------        --------
     Net cash provided by operating activities                          187.7            92.1
                                                                     --------        --------
Cash flows from investing activities
 Capital expenditures                                                   (15.0)          (13.1)
 Acquisitions                                                            (8.1)             --
 Proceeds from sale of property, plant and equipment                      5.2              --
                                                                     --------        --------
     Net cash used in investing activities                              (17.9)          (13.1)
                                                                     --------        --------
Cash flows from financing activities
 Payments of long-term debt                                            (137.1)          (50.1)
 Payments for debt financing costs                                       (4.5)             --
 Proceeds from exercise of stock options                                  0.4              --
                                                                     --------        --------
     Net cash used in financing activities                             (141.2)          (50.1)
                                                                     --------        --------
Effect of exchange rate changes on cash and cash equivalents              8.6             2.6
                                                                     --------        --------
Net increase in cash and cash equivalents                                37.2            31.5
Cash and cash equivalents, beginning of the period                      146.8            98.0
                                                                     --------        --------

Cash and cash equivalents, end of period                             $  184.0        $  129.5
                                                                     ========        ========
